UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission
☐	Definitive Proxy Statement		Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
SM&A

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

GLASS LEWIS ENDORSES SM&A BOARD;
RECOMMENDS SHAREHOLDERS VOTE WHITE CARD
NEWPORT BEACH, Calif.—May 8, 2008—(BUSINESS WIRE)—SM&A (NASDAQ:WINS) today reported that Glass Lewis & Co., a leading proxy advisory firm, recommends that shareholders vote for all nine of the Company’s nominees at the annual meeting on Friday, May 23, 2008. Glass Lewis recommends shareholders use the WHITE proxy card mailed to them by SM&A when voting and not to vote the gold proxy card provided by Myers.
In reaching their conclusion, Glass Lewis noted, “...considering the recent turnover within the Company’s executive team and the impact of certain non-operational charges on the Company’s 2007 earnings, we believe that withholding votes from management’s nominees appears premature.” In this regard, they went on to state that “[g]iven the recent turmoil surrounding the Company’s management team, we are concerned that the installation of four dissident nominees on the board could add further uncertainty to the Company’s strategic direction.”
In commenting on SM&A’s operating performance, Glass Lewis stated, “We note that the Company’s operational performance has shown growth in some areas over the past year. Revenues for fiscal 2007 were approximately 37% higher than fiscal 2006 revenues. Net income grew by approximately 72.7% from fiscal 2006 to 2007. In addition, the company’s EBITDA margin, net margin, return on equity, and return on assets on an annual basis all improved from fiscal 2006 to 2007.”
Dwight Hanger, Chairman of the Board of Directors of SM&A stated, “The Board of Directors is pleased that an authoritative independent advisory organization such as Glass Lewis has recommended that SM&A shareholders vote for all nine of the Company’s nominees at SM&A’s upcoming annual meeting. We are also pleased that they recognize the growth in our operational performance and the impact of non-operational charges to our financial results. While the Board shares Glass Lewis’ concern over the stock price, we are confident that management has now sufficiently dealt with the legacy issues from the Myers era that the company will be on an upward trajectory from this point forward — on the strength of our team and our strategic plan. Once this proxy contest is behind us we look forward to getting back to business full time and focusing on our top priority — building shareholder value.”
We urge you to Vote your White Proxy Card today to
re-elect your current Board and
empower them to continue to guide SM&A to future success.
The Stockholder meeting will be on Friday, May 23, 2008 with stockholders of record as of April 9, 2008 eligible to vote.
If you have any questions or need assistance in voting, contact
MacKenzie Partners, Inc.
Toll-Free: (800) 322-2885
winsproxy@mackenziepartners.com
Please discard and do not sign any gold proxy cards sent to you by Myers.

About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
All stockholders of SM&A are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by SM&A for use at the 2008 annual meeting of stockholders of SM&A. They contain important information regarding the election of directors and other matters. The definitive proxy statement and form of proxy have been mailed to stockholders of record of SM&A along with other relevant documents. They are available at no charge on the SEC’s website at http://www.sec.gov In addition, SM&A will provide copies of the definitive proxy statement without charge upon request.
Some statements made in this news release refer to future actions, strategies, or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A’s Competition Management and Program services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statements.
Media Contact:
Mike Sitrick
Jim Bates
Sitrick and Company
310-788-2850
Investor Contact:
Amy Bilbija
Senior Vice President
MacKenzie Partners
650-798-5206
Jim Eckstaedt
Executive Vice President and Chief Financial Officer
SM&A
949-975-1550 ext 296
SOURCE: SM&A